EXHIBIT 99.1

           Harrington West Announces September 2006 Quarter Earnings,
       Double-Digit Loan Growth, Margin Improvement, and Declares Regular
                   Quarterly Dividend of 12.5 Cents Per Share

     SOLVANG, Calif.--(BUSINESS WIRE)--Oct. 25, 2006--Harrington West Financial Group, Inc. (Nasdaq:HWFG), the holding company for Los Padres Bank, FSB (LPB) and its division, Harrington Bank, with $1.1 billion in assets, today announced that it earned net income of $2.1 million or 38 cents per share on a fully diluted basis in the September 2006 quarter compared to $2.1 million and 37 cents per share earned in the same period a year ago. For the first nine months of 2006, HWFG earned net income of $6.3 million, or $1.13 per share on a fully diluted basis, compared to $6.3 million or $1.12 per share in the same period in 2005. Net income in the September 2006 quarter was positively affected by a favorable tax audit ruling from the California Franchise Tax Board, confirming the apportionment of income to states in which HWFG operates, thus adding $255 thousand to net income in the quarter that had been reserved pending the outcome of the audit. HWFG expects its combined tax rate to normalize to approximately 37.5% in future quarters. Return on average equity was 12.81% in the September 2006 quarter and 13.27% for the first nine months of 2006. Based upon the earnings performance, HWFG's Board of Directors declared a regular quarterly dividend of 12.5 cents per share payable on November 10, 2006 to holders of record on November 3, 2006.

    The September 2006 quarter was highlighted by the following developments and results:

    1. Net loan balances increased 14.1% or $92.1 million from September 30, 2005 to September 30, 2006, and by 3.8% or $27.1 million in the September 2006 quarter to $743.3 million.

    2. In the September 2006 quarter, average non-interest bearing deposits were up 3.3% to $47.9 million, while the ending balance of these deposits was up 12.9% to $54.1 million. Overall deposits declined by $2.7 million to $708.5 million in the September 2006 quarter, due primarily to management's decision not to match certificate of deposit promotions of other financial institutions above its borrowing cost.

    3. The net interest margin expanded 3 bps in the September 2006 quarter over the June 2006 quarter and by 5 bps over the comparable September 2005 quarter.

    4. Credit quality of the loan portfolio remained favorable with $101 thousand of non-performing loans in the September 2006 quarter versus none and $20 thousand in the June 2006 and September 2005 quarters, respectively.

    5. The investment securities portfolio, which consists of available for sale and held to maturity securities, declined $5.9 million to $320.7 million in the quarter and is now $70.5 million less than a year ago, as HWFG deploys its capital in loans rather than investments in the tight spread environment.

    6. Book value per share was $12.08 at September 30, 2006, compared with $10.85 at September 30, 2005, rising 11.3% over the period.

    7. The previously announced HWFG share repurchase program of 200,000 shares remains in effect. No shares have been repurchased under the program.

    Strategy and Financial Performance

    HWFG's core strategy is to organically grow loans, deposits, banking offices, and banking fee income on a controlled basis in the markets of the Central Coast of California, the Phoenix metro, and the Kansas City metro. Management has extensive knowledge of and banking experience in these markets, which have favorable demographic and growth characteristics. HWFG seeks to grow the core banking franchise of loans and deposits at high single to low double-digit levels on an annual basis through its expansion of deposit gathering offices, adding lenders and business developers, and emphasizing its diversified product menu and relationship banking approach. HWFG's management also has significant expertise in managing mortgage investments and interest rate risk and seeks to maintain banking risks at a low level. Controlling operating costs congruent with its expansion plans is also a key variable to HWFG's strategic plan. Together, these long term strategies are expected to improve earnings and build franchise and shareholder values.

    HWFG demonstrated favorable progress in growing its loan portfolio at a double-digit annualized increase of 15.1% in the September quarter. Loan demand remained robust across HWFG's diversified loan product offerings in multiple markets, with lower loan payoff activity in the higher rate environment. Asset quality, too, was generally favorable with $101 thousand of non-performing loans at September 30, 2006. HWFG added $200 thousand to its reserve for loan losses based on the portfolio mix and growth of loans in the quarter. HWFG completed the sale of its real estate owned on October 24, 2006 for the net book value of $1.1 million, with an expected loss of $9 thousand at closing.



                     HWFG Net Loan Growth and Mix
----------------------------------------------------------------------
                        (Dollars in millions)
----------------------------------------------------------------------
                       September 30,    December 31,   September 30,
                             2006            2005            2005
----------------------------------------------------------------------
Loan Type                       % of            % of            % of
                        Total    Total  Total    Total  Total    Total
----------------------------------------------------------------------
Commercial Real Estate  $260.5   34.7%  $253.2   37.2%  $260.7   39.5%
----------------------------------------------------------------------
Multi-family Real
 Estate                   78.7   10.5%    80.9   11.9%    76.0   11.5%
----------------------------------------------------------------------
Construction (1)         106.9   14.2%    70.9   10.4%    55.5    8.4%
----------------------------------------------------------------------
Single-family Real
 Estate                  115.1   15.3%   115.9   17.0%   109.0   16.5%
----------------------------------------------------------------------
Commercial and
 Industrial Loans        112.1   14.9%    96.5   14.2%    94.3   14.3%
----------------------------------------------------------------------
Land Acquisition and
 Development              50.5    6.7%    36.1    5.3%    34.5    5.2%
----------------------------------------------------------------------
Consumer Loans            25.7    3.4%    26.7    3.9%    28.1    4.3%
----------------------------------------------------------------------
Other Loans (2)            2.2    0.3%     1.3    0.2%     1.3    0.2%
----------------------------------------------------------------------
   Total Gross Loans   $751.70  100.0% $681.50  100.0% $659.40  100.0%
----------------------------------------------------------------------
Allowance, Deferred
 Fees & Discounts/
 Premiums                 (8.4)           (8.6)           (8.2)
----------------------------------------------------------------------
Net Loans Receivable   $743.30         $672.90         $651.20
----------------------------------------------------------------------
(1) Includes loans collateralized by residential, commercial and land properties.
(2) Includes loans collateralized by deposits and consumer line of credit loans.


    Although non-interest bearing deposits grew by $6.2 million, or 12.9% in the quarter, overall deposits declined as HWFG would not match the certificate of deposit rates offered by competition that exceeded its comparable cost of borrowing. As such, total deposits declined $2.7 million in the September quarter, but were $36.8 million or 5.5% over September 30, 2005.

    The net interest margin expanded for the third consecutive quarter to 2.88%, increasing 3 bps from the June quarter 2006. The mix change from HWFG's loan growth and the reduction of the investment portfolio are increasing HWFG's net interest margin, offset somewhat by the lag in the re-pricing of some floating rate loans (lagging PRIME and cost of funds) and the pressure on deposit cost from competition increasing deposit rates more than general market rates. As a result of the net interest margin expansion and loan growth offsetting the reduction in the investment portfolio, net interest income was $7.7 million in the September 2006 quarter versus $7.6 million in the September 2005 quarter, growing 1.9%. For the first nine months of 2006, net interest income was $23.2 million compared to $22.6 million in the comparable period in 2005, growing 2.6%, in line with the growth in average interest earning assets.

    Banking fee and other income was $931 thousand in the September 2006 quarter as compared to $1,194 thousand and $1,159 thousand in the June 2006 and September 2005 quarters, respectively. After adjusting for a one-time recovery of $295 thousand in the June 2006 quarter, banking fee and other income sources continued to grow in the September 2006 quarter, increasing $32 thousand over the prior quarter. The $295 thousand was the result of a recovery of back rents and leasehold improvements from a tenant in the Metcalf, KS banking office. However, banking fee income was lower by $228 thousand in the September 2006 over the comparable quarter in 2005 due to lower prepayment penalty fees. Prepayment penalty fees declined $207 thousand from the September 2005 to the September 2006 quarter due to higher market rates and fewer loan prepayments.



                     Banking Fee and Other Income
----------------------------------------------------------------------
                        (Dollars in thousands)
----------------------------------------------------------------------
               September September         September September
 Banking Fee     2006      2005       %       2006      2005      %
     Type       Quarter   Quarter  Change     YTD       YTD    Change
----------------------------------------------------------------------
Mortgage
 Brokerage
 Fee,
 Prepayment
 Penalties &
 Other Loan
 Fees              $176      $409   -57.0%     $551    $1,040   -47.0%
----------------------------------------------------------------------
Deposit, Other
 Retail
 Banking Fees
 & Other Fee
 Income             356       334     6.6%    1,302       967    34.6%
----------------------------------------------------------------------
Harrington
 Wealth
 Management
 Fees               214       183    16.9%      618       536    15.3%
----------------------------------------------------------------------
BOLI Income,
 net                185       233   -20.6%      567       448    26.6%
----------------------------------------------------------------------
Total Banking
 Fee and Other
 Income            $931    $1,159   -19.7%   $3,038    $2,991     1.6%
----------------------------------------------------------------------


    Investment portfolio net gains were $150 thousand in the quarter and emanated totally from the tightening of spreads on HWFG's remaining total rate of return swap portfolio held in its trading portfolio. These swaps profit from a tightening of general spreads to comparable LIBOR rates and were entered into partially as a hedge against narrowing security and loan spreads on commercial real estate and residential loans. With the extreme tightening of credit spreads over the last 2 years, HWFG has reduced the notional amount of these swaps from over $160 million to $10 million at September 30, 2006. Management believes that spreads have tightened to an extent that the risk/return tradeoff is not favorable for holding many of these positions.

    Operating expenses were $5.5 million in the September 2006 quarter, virtually unchanged from the June 2006 quarter and compared to $5.4 million in the September 2005 quarter. Operating expenses have increased largely from the expansion of new banking offices in HWFG's markets and the increase in general corporate and health care benefits. In August, HWFG successfully opened its third Harrington Bank office in the Kansas City metro, representing its 16th office across all markets. HWFG plans to open three new offices in the Phoenix metro market over the next 18 to 24 months in Surprise, Arizona, the Deer Valley Airpark in Phoenix, Arizona, and in Gilbert, Arizona, bringing its Phoenix metro offices to five locations. The Company recently reached definitive contract terms to acquire a 55 thousand square foot parcel at Lindsay and Warner Roads in Gilbert, Arizona, for $1.0 million. It is also investigating opportunities in its California markets to fill-in its market presence.

    Closing Comments

    In commenting on the results and developments in September 2006 quarter, Craig J. Cerny, Chairman and CEO of HWFG, stated: "We are pleased to have continued to grow our loan portfolio at double digit rates, while asset quality remains favorable. Our net interest margin also expanded for the third straight quarter despite a very competitive marketplace for deposits and tight spreads on financial assets. We are also pleased with our core, non-costing deposit development in the quarter, although overall deposits did decline due to our not matching certificate of deposit rates of our competitors that are above our cost of borrowing. We remain focused on building out our market franchises and the related loans, core deposits, and fee income sources, utilizing our capital efficiently, and controlling operating expenses, in an effort to improve profitability and shareholder value."

    Harrington West Financial Group, Inc. is a $1.1 billion, diversified, financial institution holding company for Los Padres Bank and its division Harrington Bank. HWFG operates 16 full service banking offices on the central coast of California, Scottsdale, Arizona, and the Kansas City metro. The Company also owns Harrington Wealth Management Company, a trust and investment management company with $161 million in assets under management or custody.

    This Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act. All of the statements contained in the Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company's strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company's beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Company's beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses, (iv) the Company's beliefs and expectations concerning future operating results and (v) other factors referenced in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.



Consolidated Financial Data -- Harrington West Financial Group, Inc.
(unaudited)

                            Quarter ended           Year-to-date

(In thousands, except   Sep. 30,    Sep. 30,    Sep. 30,    Sep. 30,
 per share data)           2006        2005        2006        2005
---------------------- ----------- ----------- ----------- -----------

Interest income           $18,978     $15,847     $54,846     $45,318
Interest expense           11,275       8,285      31,642      22,712
                       ----------- ----------- ----------- -----------
Net interest income         7,703       7,562      23,204      22,606
Provision for loan
 losses                       200           -         490         350
                       ----------- ----------- ----------- -----------
Net interest income
 after provision for
 loan losses                7,503       7,562      22,714      22,256
Non-interest income:
 Income (loss) from
  trading assets              150          89         370         872
 Other gain (loss)            (26)         (7)        (28)        (13)
 Banking fee & other
  income                      931       1,159       3,038       2,991
                       ----------- ----------- ----------- -----------
 Non-interest income        1,055       1,241       3,380       3,850
Non-interest expense        5,543       5,379      16,487      15,727
                       ----------- ----------- ----------- -----------
Income before income
 taxes                      3,015       3,424       9,607      10,379
Provision for income
 taxes                        913       1,326       3,332       4,095
                       ----------- ----------- ----------- -----------
Net income                 $2,102      $2,098      $6,275      $6,284
                       =========== =========== =========== ===========

                            Quarter ended           Year-to-date
                        Sep. 30,    Sep. 30,    Sep. 30,    Sep. 30,
                           2006        2005        2006        2005
                       ----------- ----------- ----------- -----------
Per share:
Net income - basic          $0.39       $0.39       $1.15       $1.18
Net income - diluted        $0.38       $0.37       $1.13       $1.12
Weighted average
 shares used in Basic
 EPS calculation        5,448,820   5,364,077   5,435,238   5,338,935
Weighted average
 shares used in
 Diluted EPS
 calculation            5,585,527   5,649,134   5,563,214   5,626,599
Cash dividends              $0.13       $0.13       $0.13       $0.11
Book value at period-
 end                       $12.08      $10.85      $12.08      $10.85
Tangible Book Value at
 period end                $10.89       $9.61      $10.89       $9.61
Ending shares           5,449,593   5,364,498   5,449,593   5,364,498

Financial ratios
Return on average
 assets                      0.73%       0.75%       0.74%       0.76%
Return on average
 equity                     12.81%      14.86%      13.27%      15.45%
Average equity to
 average assets
 (leverage ratio)            5.73%       5.03%       5.55%       4.93%
Net interest margin          2.88%       2.83%       2.86%       2.83%
Efficiency ratio            64.20%      61.68%      62.83%      61.44%

Period averages
Total assets           $1,135,802  $1,113,282  $1,138,069  $1,103,378
Securities and trading
 assets                  $329,143    $399,818    $358,064    $411,519
Total loans, net of
 allowance               $730,840    $641,446    $704,447    $628,943
Total earning assets   $1,085,258  $1,067,568  $1,089,296  $1,066,040
Total deposits           $704,644    $662,787    $691,109    $584,573
Total equity              $65,102     $56,002     $63,211     $54,384





                                             Quarter Ended
                                  ------------------------------------
                                   Sep. 30,    Jun. 30,    Mar. 31,
(In thousands, except per share
 data)                               2006        2006        2006
--------------------------------- ------------------------------------

Interest income                      $18,978     $18,207     $17,664
Interest expense                      11,275      10,510       9,858
                                  ------------------------------------
Net interest income                    7,703       7,697       7,806
Provision for loan losses                200         150         140
                                  ------------------------------------
Net interest income after
 provision for loan losses             7,503       7,547       7,666
Non-interest income:
    Gain/loss on sale of AFS               -        (147)       (466)
    Income (loss) from trading
     assets                              150         113         721
    Other gain (loss)                    (26)          2          (4)
    Banking fee & other income           931       1,194         915
                                  ------------------------------------
        Non-interest income            1,055       1,162       1,166
Non-interest expense                   5,543       5,560       5,392
                                  ------------------------------------
Income before income taxes             3,015       3,149       3,440
Provision for income taxes               913       1,076       1,342
                                  ------------------------------------
Net income                            $2,102      $2,073      $2,098
                                  ====================================

Per share:
Net income - basic                     $0.39       $0.38       $0.39
Net income - diluted                   $0.38       $0.37       $0.38
Weighted average shares used in
 Basic EPS calculation             5,448,820   5,446,100   5,410,370
Weighted average shares used in
 Diluted EPS calculation           5,585,527   5,588,019   5,564,236
Cash dividends per share               $0.13       $0.13       $0.13
Book value at period-end              $12.08      $11.87      $11.51
Tangible Book value at period-end     $10.89      $10.67      $10.29
Ending shares                      5,449,593   5,447,643   5,418,843

Financial ratios
Return on average assets                0.73%       0.73%       0.74%
Return on average equity               12.81%      13.04%      14.02%
Average equity to average assets
 (leverage ratio)                       5.73%       5.64%       5.29%
Net interest margin                     2.88%       2.85%       2.83%
Efficiency ratio                       64.20%      62.54%      61.83%

Period averages
Total assets                      $1,135,802  $1,131,525  $1,147,547
Securities and trading assets       $329,143    $357,127    $388,578
Total loans, net of allowance       $730,840    $697,804    $684,183
Total earning assets              $1,085,258  $1,082,200  $1,100,599
Total deposits                      $704,644    $694,226    $674,124
Total equity                         $65,102     $63,781     $60,700

                                                   Quarter Ended
                                             -------------------------
(In thousands, except per share data)           Dec. 31,    Sep. 30,

                                                  2005        2005
----------------------------------------------------------------------

Interest income                                   $16,738     $15,847
Interest expense                                    9,186       8,285
                                             -------------------------
Net interest income                                 7,552       7,562
Provision for loan losses                              85           -
                                             -------------------------
Net interest income after provision for loan
 losses                                             7,467       7,562
Non-interest income:
    Gain/loss on sale of AFS                          150         275
    Income (loss) from trading assets                 (86)       (186)
    Other gain (loss)                                  (2)         (7)
    Banking fee & other income                        957       1,159
                                             -------------------------
        Non-interest income                         1,019       1,241
Non-interest expense                                5,349       5,379
                                             -------------------------
Income before income taxes                          3,137       3,424
Provision for income taxes                          1,085       1,326
                                             -------------------------
Net income                                         $2,052      $2,098
                                             =========================

Per share:
Net income - basic                                  $0.38       $0.39
Net income - diluted                                $0.36       $0.37
Weighted average shares used in Basic EPS
 calculation                                    5,373,936   5,364,077
Weighted average shares used in Diluted EPS
 calculation                                    5,642,716   5,649,134
Cash dividends per share                            $0.13       $0.12
Book value at period-end                           $11.06      $10.85
Tangible Book value at period-end                   $9.82       $9.61
Ending shares                                   5,384,843   5,364,498

Financial ratios
Return on average assets                             0.72%       0.75%
Return on average equity                            13.76%      14.68%
Average equity to average assets (leverage
 ratio)                                              5.23%       5.03%
Net interest margin                                  2.81%       2.83%
Efficiency ratio                                    62.86%      61.68%

Period averages
Total assets                                   $1,132,138  $1,113,282
Securities and trading assets                    $400,823    $399,818
Total loans, net of allowance                    $659,093    $641,446
Total earning assets                           $1,086,463  $1,067,568
Total deposits                                   $672,020    $662,787
Total equity                                      $59,181     $56,002




                                    Quarter Ended
               -------------------------------------------------------
(In thousands,  Sep. 30,   Jun. 30,   Mar. 31,   Dec. 31,   Sep. 30,
 except per       2006       2006       2006       2005       2005
 share data)
----------------------------------------------------------------------

Balance sheet
 at period-end
Cash and due
 from banks       $16,181    $16,508    $18,540    $19,312    $18,314
Investments and
 fed funds sold   321,512    327,329    367,127    388,407    391,671
Loans, before
 allowance for
 loan losses      749,144    721,790    689,668    678,551    656,822
Allowance for
 loan losses       (5,845)    (5,614)    (5,800)    (5,661)    (5,576)
Goodwill and
 core deposit
 intangibles        6,494      6,557      6,620      6,683      6,686
Other assets       58,715     58,983     57,898     52,895     53,730
               -------------------------------------------------------
 Total assets  $1,146,201 $1,125,553 $1,134,053 $1,140,187 $1,121,647
               =======================================================

Interest
 bearing
 deposits        $654,342   $663,168   $645,390   $619,213   $622,961
Non-interest
 bearing
 deposits          54,117     47,954     51,373     49,932     48,741
Other
 borrowings       364,662    343,856    369,908    403,787    377,939
Other
 liabilities        7,225      5,898      5,024      7,681     13,783
Shareholders'
 equity            65,855     64,677     62,358     59,574     58,223
               -------------------------------------------------------
 Total
  liabilities
  and
  shareholders'
  equity       $1,146,201 $1,125,553 $1,134,053 $1,140,187 $1,121,647
               =======================================================

Asset quality
 and capital -
 at period-end
Non-accrual
 loans                 $-         $-         $-         $-        $20
Loans past due
 90 days or
 more                 101          -        466          -          -
Other real
 estate owned       1,071      1,021      1,050          -          -
               -------------------------------------------------------
 Total non
  performing
  assets           $1,172     $1,021     $1,516         $-        $20
               =======================================================

Allowance for
 losses to
 loans               0.78%      0.78%      0.84%      0.83%      0.85%
Non-accrual
 loans to total
 loans               0.00%      0.00%      0.00%      0.00%      0.00%
Non-performing
 assets total
 assets              0.10%      0.09%      0.13%      0.00%      0.00%




                                              Three months ended
(In thousands)                                September 30, 2006
                                         ----------------------------
                                           Balance    Income   Rate
                                                                (6)
                                         ----------------------------
Interest earning assets:
   Loans receivable (1)                    $730,840  $14,317    7.82%
   FHLB stock                                14,806      205    5.49%
   Securities and trading account assets
    (2)                                     329,143    4,384    5.33%
   Cash and cash equivalents (3)             10,469       72    2.73%
                                         ----------- --------
      Total interest earning assets       1,085,258   18,978    6.98%
                                                     --------
Non-interest-earning assets                  50,544
                                         -----------
         Total assets                    $1,135,802
                                         ===========

Interest bearing liabilities:
   Deposits:
      NOW and money market accounts         $89,650     $506    2.24%
      Passbook accounts and certificates
       of deposit                           567,142    6,360    4.45%
         Total deposits                     656,792    6,866    4.15%

   FHLB advances (4)                        274,185    3,425    4.96%
      Reverse repurchase agreements          59,439      447    2.94%
      Other borrowings (5)                   25,774      537    8.15%
                                         ----------- --------
         Total interest-bearing
          liabilities                     1,016,190   11,275    4.38%
                                                     --------
Non-interest-bearing deposits                47,852
Non-interest-bearing liabilities              6,658
                                         -----------
         Total liabilities                1,070,700
Stockholders' equity                         65,102
                                         -----------
   Total liabilities and stockholders'
    equity                               $1,135,802
                                         ===========
Net interest-earning assets (liabilities)   $69,068
                                         ===========

Net interest income/interest rate spread              $7,703    2.60%
                                                     ======== =======
Net interest margin                                             2.88%
                                                              =======
Ratio of average interest-earning assets
 to average interest-bearing liabilities                      106.80%


                                               Three months ended
(In thousands)                                 September 30, 2005
                                          ----------------------------
                                            Balance    Income   Rate
                                                                 (6)
                                          ----------------------------
Interest earning assets:
   Loans receivable (1)                     $641,446  $11,122    6.94%
   FHLB stock                                 16,502      180    4.36%
   Securities and trading account assets
    (2)                                      399,818    4,500    4.50%
   Cash and cash equivalents (3)               9,802       45    1.84%
                                          ----------- --------
      Total interest earning assets        1,067,568   15,847    5.94%
                                                      --------
Non-interest-earning assets                   45,714
                                          -----------
         Total assets                     $1,113,282
                                          ===========

Interest bearing liabilities:
   Deposits:
      NOW and money market accounts         $123,596     $543    1.76%
      Passbook accounts and certificates
       of deposit                            491,668    3,687    3.00%
         Total deposits                      615,264    4,230    2.75%

   FHLB advances (4)                         301,848    3,197    4.24%
      Reverse repurchase agreements           60,023      451    3.01%
      Other borrowings (5)                    25,774      407    6.32%
                                          ----------- --------
         Total interest-bearing
          liabilities                      1,002,909    8,285    3.30%
                                                      --------
Non-interest-bearing deposits                 47,523
Non-interest-bearing liabilities               6,848
                                          -----------
         Total liabilities                 1,057,280
Stockholders' equity                          56,002
                                          -----------
   Total liabilities and stockholders'
    equity                                $1,113,282
                                          ===========
Net interest-earning assets (liabilities)    $64,659
                                          ===========

Net interest income/interest rate spread               $7,562    2.64%
                                                      ======== =======
Net interest margin                                              2.83%
                                                               =======
Ratio of average interest-earning assets
 to average interest-bearing liabilities                       106.45%


1) Balance includes non-accrual loans. Income includes fees earned on loans originated and accretion of deferred loan fees.
2) Consists of securities classified as available for sale, held to maturity and trading account assets.
3) Consists of cash and due from banks and Federal funds sold.
4) Interest on FHLB advances is net of hedging costs. Hedging costs include interest income and expense and ineffectiveness adjustments for cash flow hedges. The Company uses pay-fixed, receive floating LIBOR swaps to hedge the short term repricing characteristics of the floating FHLB advances.
5) Consists of other debt and a note payable under a revolving line of credit.
6) Annualized.

    CONTACT: Harrington West Financial Group, Inc.
             Craig J. Cerny 480-596-6555
             For share transfer information:
             Lisa F. Watkins 805-688-6644